UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12.

Consolidated-Tomoka Land Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 28, 2009, Consolidated-Tomoka Land Co. provided the following information to Risk Metrics and Proxy Governance.

April 28, 2009

Risk Metrics

Attn: James Miller

2099 Gaither Road

Rockville, MD 20850-4045

Dear Jim:

We want to thank you again for taking the time to speak with us on Friday regarding our pending proxy contest with Wintergreen Advisers. We received your inquiry today wanting to know “why the Board decided to increase its size from nine to eleven members,” and we wanted to respond in a timely manner.

Our Board voted to expand its size from nine to eleven members in response to Wintergreen Adviser’s request to have appropriate representation on the Board. The Board’s Governance Committee interviewed and vetted each of Wintergreen’s candidates and was very favorably impressed with both John J. Allen and Jeffry B. Fuqua. Although we have long been comfortable with a nine member Board and feel that it is a workable size that allows for the orderly review and conduct of business on behalf of the Company’s shareholders, we felt there was room to increase the size modestly without negatively impacting the effectiveness of the Board. Our current directors, particularly the three standing for election this year who include the Chairmen of our Audit and Compensation Committees and one of our Co-Lead Independent Directors, provide significant value to the Board. Expanding the Board enabled us to preserve the current expertise while adding valuable new talent and perspective that also provided Wintergreen with its desired and appropriate level of representation.

It is noteworthy that notwithstanding Wintergreen’s shareholder proposal to cap the Board size at eleven, in early 2008 Wintergreen specially requested that the Board expand in size to twelve members. Its letter stated: “We urge the Directors to effect an increase in the number of Directors of the Company in order to ensure that our Board has the resources to pursue strategic changes in focus” and asked the Board to “amend the Bylaws to increase the number of Directors of the Company by an amount sufficient to allow for the inclusion of our three candidates.”

We would be happy to further discuss this or any other matter of interest to you. Please do not hesitate to contact us.

Sincerely,

William H. McMunn
President and Chief Executive Officer cc: Waheed Hassan, Risk Metrics

April 28, 2009

Proxy Governance, Inc.

Attn: Chris Cernich

8000 Towers Crescent Dr., Ste. 1500

Vienna, VA 22182

Dear Chris:

We want to thank you again for taking the time to speak with us on Friday regarding our pending proxy contest with Wintergreen Advisers. We received your inquiry today wanting to know “why the Board decided to increase its size from nine to eleven members,” and we wanted to respond in a timely manner.

Our Board voted to expand its size from nine to eleven members in response to Wintergreen Adviser’s request to have appropriate representation on the Board. The Board’s Governance Committee interviewed and vetted each of Wintergreen’s candidates and was very favorably impressed with both John J. Allen and Jeffry B. Fuqua. Although we have long been comfortable with a nine member Board and feel that it is a workable size that allows for the orderly review and conduct of business on behalf of the Company’s shareholders, we felt there was room to increase the size modestly without negatively impacting the effectiveness of the Board. Our current directors, particularly the three standing for election this year who include the Chairmen of our Audit and Compensation Committees and one of our Co-Lead Independent Directors, provide significant value to the Board. Expanding the Board enabled us to preserve the current expertise while adding valuable new talent and perspective that also provided Wintergreen with its desired and appropriate level of representation.

It is noteworthy that notwithstanding Wintergreen’s shareholder proposal to cap the Board size at eleven, in early 2008 Wintergreen specially requested that the Board expand in size to twelve members. Its letter stated: “We urge the Directors to effect an increase in the number of Directors of the Company in order to ensure that our Board has the resources to pursue strategic changes in focus” and asked the Board to “amend the Bylaws to increase the number of Directors of the Company by an amount sufficient to allow for the inclusion of our three candidates.”

We would be happy to further discuss this or any other matter of interest to you. Please do not hesitate to contact us.

Sincerely,

William H. McMunn
President and Chief Executive Officer